EXHIBIT 99.01


FOR IMMEDIATE RELEASE                                 NEWS RELEASE


Contact: Fran Barsky
         Manager, Investor Relations and
         Corporate Communications
         Cree, Inc.
         (T) 919-313-5397
         (F) 919-313-5615
         Fran_Barsky@Cree.com


                  CREE REPORTS RECORD REVENUE AND EARNINGS FOR
                        THIRD QUARTER OF FISCAL YEAR 2004

            Net Income Increased 42 Percent over Prior Year Period;
                          EPS $0.20 Per Diluted Share


Durham, NC, April 15, 2004 - Cree, Inc. (Nasdaq: CREE) today reported quarterly revenue for its fiscal year 2004 third quarter of $77,113,000, a 28 percent increase over the $60,223,000 reported in the comparable quarter in the year ago period. Net income for the third quarter increased 42 percent to $15,089,000, or $0.20 per diluted share, compared to $10,632,000, or $0.14 per diluted share, as reported for the third quarter of fiscal 2003. Overall gross margin for the third quarter increased to 50 percent of revenue compared to 47 percent of revenue reported in the second quarter of fiscal 2004, while net margin increased to 20 percent of revenue. Cash and investments increased to $241 million and cash flow from operations was $30.5 million during the third quarter of fiscal 2004.

For the nine-month period ended March 28, 2004, Cree reported revenue of $216,008,000, an increase of 30 percent over the $165,761,000 reported for the comparable period in fiscal year 2003. Net income for the nine-month period increased 57 percent to $36,975,000, or $0.49 per diluted share, compared to $23,511,000, or $0.31 per diluted share, in the year ago period.

Chuck Swoboda, President and CEO of Cree stated, "Cree delivered excellent revenue and earnings in the quarter led by continued strong demand for our LEDs. Our decision to invest aggressively in R&D is paying off as new high brightness products are driving the growth of our business. We have good visibility for Q4, which allows us to target a strong finish to the fiscal year and puts us in a good position to build on this momentum in 2005."

Business Outlook

Cree provided guidance for its fourth quarter of fiscal 2004 indicating that it currently targets increased revenue in a range of $83 to $85 million with earnings of $0.20 to $0.22 per diluted share

Cree will host a conference call at 5:00 p.m. Eastern Time today to review the highlights of the third quarter fiscal 2004 results. The conference call will be available to the public through a live audio web broadcast via the Internet. Log onto Cree's website at www.cree.com and go to "News & Investor--Overview" for webcast details. The call will be archived and available on the website through April 30, 2004.

Supplemental financial information is available under "Q3 '04 Financial Metrics" in the "Investor Info" section of Cree's web site at http://www.cree.com/News/ metrics.asp.

Cree is an advanced semiconductor company that leverages its expertise in silicon carbide (SiC), gallium nitride (GaN) and silicon (Si) materials technology to produce new and enabling semiconductors. The products include blue, green and near ultraviolet (UV) light emitting diodes (LEDs), near UV lasers, radio frequency (RF) and microwave devices, and power switching devices. Targeted applications for these products include solid state illumination, optical storage, wireless infrastructure and power switching. For more information on Cree, please visit www.cree.com.

The schedules attached to this release are an integral part of this release. This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results, including with respect to our fourth quarter targets, could differ materially due to a number of factors, including potential changes in demand; the risk that price stability, improved operational efficiencies, and the favorable product mix we have recently experienced will not continue; the risk that, due to the complexity of our manufacturing processes, we may experience production delays that preclude us from shipping sufficient quantities to meet customer orders or that result in higher production costs and lower margins; risks associated with the ramp up of our production for our new products; risks resulting from the concentration of our business among few customers, including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; the rapid development of new technology and competing products that may impair demand or render our products obsolete; the potential lack of customer acceptance for our products; risks associated with our pending securities and other litigation and SEC inquiry; and other factors discussed in our filings with the Securities and Exchange Commission, including our report on Form 10-K for the fiscal year ended June 29, 2003 and subsequent reports filed with the SEC.

Cree, and the Cree logo are registered trademarks of Cree, Inc.

                               -- Tables Follow --

                                               CREE, INC.
                                  CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (in thousands, except per share data)


                                                     Three Months Ended             Nine Months Ended
                                                  03/28/2004    03/30/2003      03/28/2004    03/30/2003
                                                  (Unaudited)   (Unaudited)     (Unaudited)   (Unaudited)
                                                  -----------   -----------     -----------   -----------
Product revenue                                      $ 71,383      $ 53,774       $ 197,131    $ 145,149
Contract revenue                                        5,730         6,449          18,877       20,612
                                                  -----------   -----------     -----------   -----------
Total revenue                                          77,113        60,223         216,008      165,761

Cost of product sales                                  33,261        27,018          98,979       79,662
Cost of contract sales                                  5,021         5,158          16,136       15,824
                                                  -----------    ----------     -----------   -----------
Total cost of sales                                    38,282        32,176         115,115       95,486

Gross profit                                           38,831        28,047         100,893       70,275

Operating expenses:
Research and development                               10,534         8,138          27,196       22,369
Sales, general and administrative                       7,888         6,712          23,670       20,993
Severance expense                                           -             -               -          400
Loss on disposal of fixed assets                           80             -             226        1,491
                                                  -----------    ----------     -----------   -----------
Operating expenses                                     18,502        14,850          51,092       45,253

Gain on termination of supply agreement                     -             -               -        5,000

Income from operations                                 20,329        13,197          49,801       30,022

Non-operating income (expense):
(Loss) gain on investments in marketable securities        (1)            -               -       (2,067)
Other non operating income (expense)                      598           (29)          1,007          (46)
Net interest income                                       942         1,199           2,779        3,863
                                                  -----------    ----------     -----------   -----------
Income before income taxes                             21,868        14,367          53,587       31,772

Income taxes                                            6,779         3,735          16,612        8,261
                                                  -----------    ----------     -----------   -----------
Net income                                           $ 15,089      $ 10,632        $ 36,975     $ 23,511
                                                  ===========    ==========     ===========   ===========

Net income per share, diluted                          $ 0.20        $ 0.14          $ 0.49       $ 0.31
                                                  ===========    ==========     ===========   ===========

Weighted average shares of common
   stock outstanding, basic                            74,050        73,266          74,143       73,022

Weighted average shares of common
   stock outstanding, diluted                          76,399        75,394          75,979       75,026

                                   CREE, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                                            Balance Sheet
                                                   03/28/2004
                                                   (Unaudited)        06/29/2003
                                                   -----------        ----------
Assets:
Current assets:
Cash & equivalents & short term investments        $   179,425        $  140,037
Accounts receivable, net                                38,066            43,901
Inventory                                               17,124            17,674
Current portion of deferred taxes                        1,863             1,863
Other current assets & prepaid expenses                  6,239             5,880
                                                   -----------        ----------
Total current assets                                   242,717           209,355

Property, plant & equipment, net                       260,368           251,346
Long-term investments held to maturity                  61,562            58,794
Long term portion deferred income taxes                  7,045            20,934
Patents and license rights, net                         11,602             7,146
Other assets                                            15,954            16,119
                                                   -----------        ----------
Total assets                                       $   599,248        $  563,694
                                                   ===========        ==========

Liabilities & Shareholders' Equity:
Current liabilities:
Accounts payable trade                             $    12,817        $   14,916
Accrued salaries & other expenses                        9,542             7,843
Deferred revenue                                         7,196             5,533
                                                   -----------        ----------
Total current liabilities                               29,555            28,292

Long term liabilities:
Other long term liabilities                                  -                31
                                                   -----------        ----------
Total long term liabilities                                  -                31

Shareholders' Equity:
Common stock                                                92                92
Additional paid in capital                             523,446           526,318
Deferred compensation                                        -             (218)
Retained earnings                                       46,155             9,179
                                                   -----------        ----------
Total shareholders' equity                             569,693           535,371
                                                   -----------        ----------
Total liabilities & shareholders' equity           $   599,248        $  563,694
                                                   ===========        ==========


                                           CREE, INC.
                                  OPERATING SEGMENT INFORMATION
                                         (in thousands)


                                              Three Months Ended            Nine Months Ended
                                           03/28/2004    03/30/2003     03/28/2004    03/30/2003
                                           (Unaudited)   (Unaudited)    (Unaudited)   (Unaudited)
                                           -----------   -----------    -----------   -----------

Revenue:

Cree*                                      $    74,938   $    59,579    $   210,799   $   163,664
Cree Microwave                                   2,175           644          5,209         2,097
                                           -----------   -----------    -----------   -----------
Total revenue                              $    77,113   $    60,223    $   216,008   $   165,761
                                           ===========   ===========    ===========   ===========

Net income (loss) before income taxes:

Cree*                                      $    24,149   $    17,882    $    61,861   $    40,220
Cree Microwave                                  (2,281)       (3,515)        (8,274)       (8,448)
                                           -----------   -----------    -----------   -----------
Total net income before income taxes       $    21,868   $    14,367    $    53,587   $    31,772
                                           ===========   ===========    ===========   ===========


* Includes interest income and other segment operating results